Exhibit 99.1

News

QWEST REPORTS SECOND QUARTER 2008 RESULTS

Unaudited (in millions, except per share amounts)

	Q2 2008	Q1 2008	Seq. Change	Q2 2007	Y-over-Y Change
Operating Revenue	$3,382	$3,399	(1)%	$3,463	(2)%
Income before Income Taxes	311	256	21%	246	26%
Net Income	188	157	20%	246	(24)%
Net Income per Diluted Share	0.11	0.09	22%	0.13	(15)%

•                  Business revenue grows 5 percent year over year

•                  Total data, Internet and video revenue increases 9 percent

•                  Cost actions drive improved margins

•                  FTTN build-out now passes more than 1 million potential customers

•                  Video subscribers increase 30 percent from a year ago

•                  Year-to-date cash returns to shareholders reach more than $600 million

•                  Guidance for full year 2008 results updated

DENVER, August 6, 2008 — Qwest Communications International Inc. (NYSE: Q) today reported operating results for the second quarter of 2008.  Net income was $188 million, or $0.11 per diluted share in the quarter compared to $246 million, or $0.13 per diluted share, in the second quarter of 2007. Year-over-year earnings comparisons reflect the recording of income tax expense at normal effective rates in 2008.  Earnings per share comparisons also are affected by a lower share count in the current period.  Qwest reported total revenue of $3.4 billion for the quarter, a decline of 2 percent year over year.  In the second quarter the company reported adjusted EBITDA(a) of $1.14 billion, consistent with both the first quarter and the prior year period.  Adjusted EBITDA margin of 33.8 percent was a 20 basis point improvement sequentially and a 60 basis point improvement compared to the same period a year ago.

Qwest continues to build momentum around key product initiatives. The company remains ahead of plan on its fiber to the node (FTTN) build-out and now reaches more than 1 million potential customers.  Qwest Titanium and Quantum broadband services feature connection speeds of up to 12 and 20 megabits per second. In late July, Qwest

(a) See attachment E for Non GAAP Reconciliation for EBITDA, EBITDA Margins, Adjusted EBITDA, Adjusted EBITDA Margins, Net Debt and Free Cash Flow

began selling Verizon Wireless service to new residential and business customers and the migration of existing Qwest-branded customers is expected to commence later this year.

“During the second quarter we continued to make good progress on our strategic imperatives,” said Edward A. Mueller, chairman and CEO for Qwest. “Under more challenging conditions in some of our markets, operating results were mixed. Our Business segment’s performance was solid, particularly within the high-growth strategic product set. This growth was offset by lower revenue contributions from the Mass Markets and Wholesale segments.  As we head into the second half of the year, our focus continues on delivering an exceptional customer experience, providing differentiated service offerings, retaining disciplined cost management and generating cash flows to support growth initiatives and provide tangible returns for our shareholders.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Operating revenue in the quarter reflects strong demand for strategic products, which was offset by continued pressure on voice services.  Increasing customer demand for enterprise iQ Networking™ services and equipment contributed to total data, Internet and video services revenue growing 9 percent year over year. Total data, Internet and video services revenue now represents 40 percent of operating revenue. Total voice services revenue of $1.8 billion declined 9 percent year over year as access lines continued to be impacted by increased competition, wireless substitution and deteriorating economic trends. At the end of the second quarter, total access lines were 12.2 million – a decline of 8.2 percent from the end of the second quarter of 2007.

Expenses

Operating expenses in the second quarter were $2.8 billion, a decrease of 4 percent compared to the same period in 2007. All categories of operating expenses contributed to the year-over-year decline. After normalizing for the first quarter severance charge, total operating expenses were down 1 percent sequentially, reflecting a 4 percent savings in employee-related expenses. These savings were offset by higher equipment costs and network expenses.

Results for the second quarter include approximately $5 million of revenue and expense impact related to recent flooding in Iowa.  Expenses associated with flood-related restoration work are currently expected to be $15 to $20 million, net of insurance proceeds, through the remainder of the year.

Net Income

Net income for the quarter was $188 million compared to $157 million in the first quarter of 2008 and $246 million in the year-ago quarter.  The sequential increase in net income is due to the recognition of a severance charge in the first quarter. The year-over-year decline in net income was largely the result of the reversal of the valuation allowance against deferred tax assets in 2007 leading to higher income tax expense year over year.  Cash taxes remain immaterial due to historical net operating loss carryforwards (NOLs).  Income before income taxes was $311 million for the quarter, an increase of 26 percent compared to the second quarter of 2007.  Net income this quarter includes a charge of $40 million to shareholder litigation reserves and a favorable $40 million settlement on property taxes.

SEGMENT RESULTS

Business Markets

Business Markets reported revenue of $1.0 billion in the second quarter, up 5 percent year over year.  Data and Internet revenue grew 10 percent compared to the second quarter of 2007, outpacing declines in legacy voice services.  Qwest’s strategic product revenue – a combination of hosting, equipment sales and IP-based network services – increased 36 percent compared to the second quarter of 2007. Sequentially, strategic products improved by 13 percent on strong equipment revenue and growth in iQ Networking™, ultra long-haul and contact center solutions.

Segment income was $394 million, an increase of 2 percent year over year and 4 percent sequentially.  Segment income margin of 38.8 percent compares to 39.9 percent a year ago and 38.1 percent in the first quarter.

Mass Markets

Mass Markets revenue was $1.5 billion in the quarter, a 3 percent decline compared to the prior year and a 2 percent decline compared to the first quarter.  Voice and wireless services revenue declined 8 percent compared to the second quarter of 2007 and 3 percent sequentially due to competition, technology substitution and economic pressures.  Data, Internet and video revenue improved 17 percent compared to the second quarter of 2007 primarily on subscriber growth, and grew 2 percent sequentially.

Mass Markets access lines were 8.3 million at the end of the quarter, a decline of 8.8 percent from the year-ago period. In the quarter, the revenue impact from access line losses was partially mitigated by an increased ARPU from customers purchasing bundled services.   Net broadband subscriber growth for the period was 31,000.   During the quarter 19,000 subscribers purchased Qwest Broadband services on the FTTN network with most opting for connection speeds of 7Mbps or higher. In the quarter, Qwest added 32,000 video subscribers, raising the total video subscriber base to 722,000, which is an increase of 30 percent from a year ago.

Mass Markets segment income was flat year over year and up 1 percent sequentially to $725 million. Segment income margin of 49.9 percent improved from 48.5 percent in the year-ago period and 48.4 percent in the first quarter.

Wholesale Markets

Revenue in Wholesale Markets was $823 million for the quarter, a decline of 8 percent year over year largely due to competitive pricing pressures, industry consolidation and impacts from local access line losses.  Sequentially, revenue declined by 2 percent as a result of lower network traffic volumes.

Segment income of $472 million declined by 9 percent compared to the second quarter of 2007 and decreased 4 percent from the first quarter of 2008.  Segment income margin of 57.4 percent compares to 58.1 percent a year ago and 58.6 percent in the first quarter.

CASH FLOW, CAPITAL SPENDING AND INTEREST

Adjusted free cash flow for the quarter was $460 million compared to $679 million in the second quarter of 2007.  The adjusted free cash flow in the period reflects increased working capital requirements and higher capital spending from the year-ago period.  Total capital investment for the quarter was $534 million compared to $426 million in the prior year.  Sequentially, capital expenditures were up $118 million mainly due to the planned ramp of FTTN deployment in targeted markets.

Interest expense declined 6 percent year over year as a result of retiring higher coupon debt instruments during 2007.

BALANCE SHEET

Total gross debt remained flat in the quarter at $14.2 billion. Cash and investments were $910 million at the end of the period. Net debt of $13.3 billion declined by approximately $100 million sequentially.

RETURNS TO SHAREHOLDERS

Since the first of the year, Qwest has returned more than $600 million to shareholders through a combination of quarterly dividends and share repurchases. The company has approximately $300 million remaining under a $2 billion share repurchase authorization and expects to complete these repurchases prior to year end.

On July 17, Qwest announced that a dividend of $0.08 per share will be paid on August 29, 2008, to all stockholders of record at the close of business on August 8, 2008.

GUIDANCE

Qwest is updating guidance for full year 2008 results.  For the full year, total revenue is forecast to decline as much as 2.5 percent. Excluding wireless, revenue could decline by up to 2 percent compared to $13.2 billion in 2007.  In the second half of the year, Business Markets revenue is expected to continue to grow in line with first half performance while Mass Markets will continue to be pressured.  Wholesale comparisons are expected to modestly improve in the second half. As the result of the migration to the Verizon Wireless agency arrangement and a corresponding change from gross to net revenue accounting, wireless revenue is expected to begin to decline at a rapid pace in the second half. Full year wireless revenue could be down 20 percent.   Including flood related charges, adjusted EBITDA is expected to be 1 to 2 percent below the $4.6 billion reported in 2007.  Adjusted free cash flow is now expected to be between $1.5 and $1.6 billion.  Capital expenditures for the full year are expected to be approximately $1.8 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at www.qwest.com/about/investor/events.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class Spirit of Service to meet their communications and entertainment needs. For residential customers, Qwest’s powerful combination of award-winning high-speed Internet, home and wireless voice solutions and digital TV includes a new generation of fiber-optic Internet services. Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses and government agencies. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Kurt Fawkes
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$3,382	$3,463	(2.3)%	$6,781	$6,909	(1.9)%
Operating expenses (1):
Cost of sales (exclusive of depreciation and amortization)	1,144	1,166	(1.9)%	2,321	2,340	(0.8)%
Selling	527	540	(2.4)%	1,072	1,057	1.4%
General, administrative and other operating	569	608	(6.4)%	1,150	1,232	(6.7)%
Depreciation and amortization	578	615	(6.0)%	1,154	1,227	(5.9)%
Total operating expenses	2,818	2,929	(3.8)%	5,697	5,856	(2.7)%

Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	257	274	(6.2)%	518	556	(6.8)%
Other—net	(4)	14	nm	(1)	9	nm
Total other expense (income)—net	253	288	(12.2)%	517	565	(8.5)%

Income before income taxes	311	246	26.4%	567	488	16.2%
Income tax expense	123	—	nm	222	2	nm
Net income	$188	$246	(23.6)%	$345	$486	(29.0)%

Earnings per share:
Basic	$0.11	$0.13	(15.4)%	$0.20	$0.26	(23.1)%
Diluted	$0.11	$0.13	(15.4)%	$0.20	$0.25	(20.0)%

Weighted average shares outstanding:
Basic	1,742,294	1,841,295	(5.4)%	1,752,743	1,853,058	(5.4)%
Diluted	1,751,634	1,950,056	(10.2)%	1,762,635	1,954,897	(9.8)%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2008, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior period expenses in our condensed consolidated statements of operations have been reclassified. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2008	2007
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$755	$902
Other	2,503	2,671
Total current assets	3,258	3,573
Property, plant and equipment—net and other	18,636	18,959
Total assets	$21,894	$22,532

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term borrowings	$851	$601
Accounts payable and other	3,082	3,608
Total current liabilities	3,933	4,209
Long-term borrowings—net	13,370	13,650
Other	4,088	4,110
Total liabilities	21,391	21,969
Stockholders’ equity	503	563
Total liabilities and stockholders’ equity	$21,894	$22,532

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2008	2007
	(Dollars in millions)

Cash provided by operating activities	$1,297	$1,373
Cash used for investing activities	(901)	(728)
Cash used for financing activities	(543)	(1,017)
Decrease in cash and cash equivalents	$(147)	$(372)

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended June 30,
	2008	2007	% Change
	(Dollars in millions)
Operating revenue (1):
Segment revenue:
Business markets:
Voice services	$371	$383	(3.1)%
Data and Internet services	644	587	9.7%
Total business markets	1,015	970	4.6%
Mass markets:
Voice services	988	1,074	(8.0)%
Data, Internet and video services	339	289	17.3%
Wireless services	125	133	(6.0)%
Total mass markets	1,452	1,496	(2.9)%
Wholesale markets:
Voice services	453	526	(13.9)%
Data and Internet services	370	371	(0.3)%
Total wholesale markets	823	897	(8.2)%
Total segment operating revenue	3,290	3,363	(2.2)%
Other revenue (primarily USF surcharges)	92	100	(8.0)%
Total operating revenue	$3,382	$3,463	(2.3)%
Segment margins (1):
Business markets	38.8%	39.9%
Mass markets	49.9%	48.5%
Wholesale markets	57.4%	58.1%

Capital expenditures (2):	$534	$426	25.4%

	As of June 30,
	2008	2007	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	35,111	37,585	(6.6)%

Access lines (1):
Business markets	2,721	2,830	(3.9)%
Mass markets	8,258	9,057	(8.8)%
Wholesale markets (3)	1,210	1,385	(12.6)%
Total access lines	12,189	13,272	(8.2)%

Mass markets connections:
Access lines (1):
Consumer primary lines	6,339	7,015	(9.6)%
Consumer additional lines	603	713	(15.4)%
Small business lines	1,316	1,329	(1.0)%
Total access lines	8,258	9,057	(8.8)%
Other connections:
Broadband subscribers (4)	2,732	2,405	13.6%
Video subscribers (4)	722	554	30.3%
Wireless subscribers	811	807	0.5%
Total other connections	4,265	3,766	13.3%
Total mass markets connections	12,523	12,823	(2.3)%

	Three Months Ended June 30,
	2008	2007	% Change
Consumer ARPU (in dollars) (5):	$55	$52	5.8%
Wholesale minutes of use from carriers and CLECs (in millions)	9,986	10,859	(8.0)%

(1) During the first quarter of 2008, we changed our segments. Our new segments are business markets, mass markets and wholesale markets. We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments. We have adjusted all prior period revenue amounts to conform to the current period presentation. We have also adjusted access line amounts to conform to this new presentation.

Segment margin represents segment income as as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility costs, and various other costs.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Wholesale markets access lines include UNE (Unbundled Network Elements) lines.

(4) Broadband and video subscribers include certain business markets customers.

(5) Consumer ARPU (Average Revenue Per Unit) is measured as consumer revenue, which includes revenue from voice services, data, Internet and video services, in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets segment on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets segment and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our mass markets segment revenue or any other measure determined in accordance with GAAP. During the first quarter of 2008, we revised the consumer ARPU calculation to exclude Universal Service Fund revenue, which was previously reported in voice services revenue. This change is consistent with our current presentation of segment revenue described above. We have adjusted all prior period amounts to conform to the current period presentation.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenue	$3,382	$3,463	$6,781	$6,909
Cost of sales (exclusive of depreciation and amortization)	(1,144)	(1,166)	(2,321)	(2,340)
Selling expenses	(527)	(540)	(1,072)	(1,057)
General, administrative and other operating expenses	(569)	(608)	(1,150)	(1,232)
EBITDA (1)	$1,142	$1,149	$2,238	$2,280

EBITDA—as adjusted (1):	$1,142	$1,149	$2,283	$2,320
Less: Legal reserve	(40)	—	(40)	(40)
Less: Property tax settlement	40	—	40	—
Less: Realignment, severance and related costs	—	—	(45)	—

EBITDA (1):	1,142	1,149	2,238	2,280
Depreciation and amortization	(578)	(615)	(1,154)	(1,227)
Total other expense (income)—net	(253)	(288)	(517)	(565)
Income tax expense	(123)	—	(222)	(2)
Net income	$188	$246	$345	$486

EBITDA margin—as adjusted (1):
EBITDA—as adjusted	$1,142	$1,149	$2,283	$2,320
Divided by total operating revenue	$3,382	$3,463	$6,781	$6,909
EBITDA margin—as adjusted	33.8%	33.2%	33.7%	33.6%

EBITDA margin (1):
EBITDA	$1,142	$1,149	$2,238	$2,280
Divided by total operating revenue	$3,382	$3,463	$6,781	$6,909
EBITDA margin	33.8%	33.2%	33.0%	33.0%

Free cash flow from operations (2):
Cash provided by operating activities	$909	$1,105	$1,297	$1,373
Less: expenditures for property, plant and equipment and capitalized software	(534)	(426)	(950)	(744)
Free cash flow from operations	375	679	347	629
Add: certain one-time settlement payments	85	—	169	200
Adjusted free cash flow from operations	$460	$679	$516	$829

	As of June 30,
	2008	2007
	(Dollars in millions)
Net debt (3):
Current portion of long-term borrowings	$851	$1,304
Long-term borrowings—net	13,370	13,207
Total borrowings—net	14,221	14,511
Less: cash and cash equivalents	(755)	(869)
Less: short-term investments	(36)	(240)
Less: long-term investments	(119)	—
Net debt	$13,311	$13,402

(1) EBITDA, EBITDA margin, EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2008, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short- and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.